Exhibit 11(B)

                      CapMAC Holdings Inc. and Subsidiaries
                        Computation of Per Share Earnings

                    (Dollars in thousands except share data)

                                                             Twelve Months Ended
                                                                 December 31

                                                               1996       1995
--------------------------------------------------------------------------------
Modified Treasury Stock Method E.P.S. - Primary
Net income                                                   $33,568     $23,528
Savings (expense) on debt payment                               --          --
Compensation expense                                            --           129
Interest earned on investments                                  --          --
--------------------------------------------------------------------------------
   Adjusted net income                                       $33,568     $23,657
--------------------------------------------------------------------------------

Average number of common shares outstanding                   15,646      12,255
Assumed exercise of dilutive stock options                     1,795       1,381
--------------------------------------------------------------------------------
   Fully diluted number of shares                             17,441      13,636
--------------------------------------------------------------------------------
Earnings per share assuming full dilution                    $  1.92     $  1.73
--------------------------------------------------------------------------------

Common stock equivalents                                       4,413       4,336
Proceeds from exercise of all equivalents                    $75,082     $56,639
Purchase of treasury stock                                     2,618       2,956
Average market value per share                               $ 28.68     $ 19.16
--------------------------------------------------------------------------------

As of December 31, 1996 approximately 4,413,000 stock options and warrants had been granted and were outstanding. Based upon various exercise prices, the total consideration for the common stock equivalents will be approximately $75.1 million. Using the Modified Treasury Stock method, it is assumed that the proceeds from the exercised common stock equivalents would be used to purchase up to 20% of the outstanding shares using the average market value of $28.68 per share for twelve months ended December 31, 1996. The dilution would be the equivalent of approximately 1,795,000 shares.